EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT (this "Employment Agreement") is made as of the 1st day of October, 1997 by and between PHAR-MOR, INC., a Pennsylvania corporation (the "Corporation"), and ABBEY J. BUTLER ("A. J. Butler").

         WHEREAS, the Corporation desires to employ A. J. Butler, and A. J. Butler desires to be employed by the Corporation, on the terms and subject to the conditions set forth herein.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, the parties agree as follows:

1.       Position, Term and Duties.

         1.1 The Corporation hereby employs A. J. Butler, and A. J. Butler hereby accepts employment, as the Co-Chairman of the Board and Co-Chief Executive Officer of the Corporation for a term that shall commence as of the date hereof and shall continue such that this Employment Agreement shall at all times have a rolling term of three (3) years (the "Term").

         1.2 A. J. Butler will render such services to the Corporation as are customarily rendered by the Co-Chairman of the Board and Co-Chief Executive Officer of the Corporation, and A. J. Butler shall be deemed to satisfy such obligations so long as he continues to hold such titles (it being understood that a termination of A. J. Butler from either position "Without Cause" will be a default by the Corporation under this Employment Agreement). In furtherance and not in limitation of the foregoing, A. J. Butler, together with Melvyn J. Estrin ("M.J. Estrin") pursuant to his Employment Agreement with the Corporation of even date herewith (the "Estrin Employment Agreement"), shall have the authority and power for the supervision, hiring and termination of the Corporation's senior management. A. J. Butler may render such services from such offices and locations as he deems appropriate and desirable, and in no event shall A. J. Butler be required to relocate. Nothing in this Employment Agreement shall prohibit A. J. Butler from engaging, directly or indirectly, in any such activities with other companies, ventures or investments in any capacity whatsoever; provided, however, that A. J. Butler shall not accept an offer to be retained as an employee, director, consultant or agent by, or purchase more than a ten percent (10%) ownership interest in any entity that derives more than fifty percent (50%) of its gross revenues from the retail sale, at a discount, of pharmaceuticals (other than an entity in which A. J. Butler or his immediate family currently owns or controls, directly or indirectly, an ownership interest of at least one percent (1%)) without obtaining the prior written consent of the Corporation's Board of Directors.

         1.3 To the fullest extent permitted or required by the laws of the state of incorporation of the Corporation, as may apply from time to time, the Corporation shall indemnify and hold harmless (including advance payment of expenses) A. J. Butler, in accordance with the terms of such laws, if A. J. Butler is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that A. J. Butler is or was an officer or director of the Corporation or any subsidiary or affiliate of the Corporation, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, which indemnification shall include the protection of the applicable indemnification provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation from time to time in effect. In the event, however, that the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws in effect from time to time provide less protection to A. J. Butler than this Section 1.3, then this Section 1.3 shall govern for all purposes hereof. This Section 1.3 shall survive the termination of this Employment Agreement for any reason whatsoever.

         1.4       If:

              1.4.1 (i) except as the result of a termination "With Cause" (as defined in Section 5.1.1), the Corporation changes or diminishes A. J. Butler's titles, duties or responsibilities as set forth in Sections 1.1 and 1.2 above without his consent or (ii) the Corporation removes A. J. Butler as Co-Chairman of the Board or Co-Chief Executive Officer; or

              1.4.2 the Corporation requires A. J. Butler to relocate; or

              1.4.3 the Corporation imposes requirements on A. J. Butler, or gives instructions or directions to A. J. Butler, which are (i) contrary to or in violation of any law, rule, ordinance or regulation and (ii) not withdrawn by the Corporation after request by A. J. Butler; or

              1.4.4 there occurs a breach (including, but not limited to, a failure to make any payment or provide any benefit referred to in this Employment Agreement) by the Corporation of any of its obligations under this Employment Agreement, which breach has not been cured within sixty (60) days of such failure and, if such breach has not been cured, the Corporation shall, in addition to the other rights of A. J. Butler hereunder, be required to reimburse
A. J. Butler for all costs and expenses (including reasonable attorneys' fees) incurred by him with respect to such breach; or

              1.4.5 there occurs a "change in control" (as hereinafter defined) of the Corporation; or

              1.4.6 any of the events described in Section 1.4.1,  1.4.2, 1.4.3, or 1.4.4 of the Estrin Employment Agreement occurs, and M.J. Estrin exercises the right described in such Section 1.4 of the Estrin Employment Agreement to terminate his employment with the Corporation, then, in any such event, A. J. Butler shall have the sole right, exercisable within ninety (90) days after the occurrence of such event, to terminate his employment with the Corporation; provided, however, that such termination by reason of any of such event(s) shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by A. J. Butler, but rather shall be conclusively considered a discharge of A. J. Butler by the Corporation "Without Cause". If A.
J. Butler does not terminate his employment with the Corporation in writing within such ninety (90)-day period, A. J. Butler's continued voluntary employment with the Corporation from and after the expiration of such ninety
(90)-day period will be deemed to be a waiver of A. J. Butler's right to terminate his employment with the Corporation "Without Cause," with respect to, and only with respect to, the occurrence of the specific event which gave rise to his termination right and shall not bar such right of A. J. Butler if such specific event occurs at any time in the future.

         1.5 In furtherance and not in limitation of any of the foregoing, for purposes of this Employment Agreement, it shall be considered a termination by the Corporation "Without Cause" if the Corporation terminates A. J. Butler as Co-Chairman of the Board or Co-Chief Executive Officer or both for any reason or without any reason whatsoever other than "With Cause" (as defined in Section
5.1.1 below).

         1.6 The term "change in control" means the first to occur of the following events:

              1.6.1 any Person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or group of commonly controlled Persons (whether through common ownership, by agreement or otherwise, but other than a Person or group of Persons owned or controlled directly or indirectly by A. J. Butler ) becomes the "beneficial owner" (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the voting capital stock of the Corporation; or

              1.6.2 the Corporation's stockholders approve (a) an agreement to merge, consolidate or otherwise combine with, or otherwise enter into a transaction with, another Person (other than a Person or group of Persons owned or controlled directly or indirectly by A. J. Butler), which will result(whether separately or in connection with a series of related transactions) in a change in ownership of forty percent (40%) or more of the current voting control of, or beneficial rights to, the voting capital stock of the Corporation, or (b) an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including, without limitation, a plan of liquidation or dissolution) which will result in a change in ownership of forty percent (40%)or more of either control of the Corporation's assets or its voting capital stock, or (c) a fundamental alteration in the nature of the Corporation's business.

2.       Compensation and Expenses.

         2.1 A. J. Butler's "Base Salary" shall be Four Hundred Twenty-Five Thousand Dollars ($425,000) per annum through the period ending September 30, 1998 which Base Salary shall be increased as of each October 1 thereafter during the Term by eight percent (8%) of the Base Salary for the previous October 1. The Base Salary shall be payable in accordance with the Corporation's standard payroll practices for its senior executive officers.

         2.2 The Corporation will pay the following bonuses to A. J. Butler:

              2.2.1 For each fiscal year during the Term commencing with the 1998 fiscal year of the Corporation, based on the Corporation's target bonus plan, the Corporation's Board of Directors shall authorize an annual bonus target (the "Annual Bonus") of sixty percent (60%) of A. J. Butler's then Base Salary, with a minimum bonus of twenty-one percent (21%) of such Base Salary if the "entry level" goal for budgeted operating income is met (subject to pro rata upward adjustment for performance between the entry level goal and targeted goal for receipt of bonuses, with A. J. Butler receiving an Annual Bonus equal to sixty percent (60%) of his then Base Salary if the target goal is met), to be paid to him if during the applicable fiscal year the Corporation's performance meets the target objectives in respect of applicable performance goal(s) under and subject to the terms of the Corporation's 1997 (or more recent) Corporate Executive Bonus Plan or any successor incentive compensation plan applicable to the Corporation's senior officers thereafter (the "Executive Bonus Plan");
provided, however, if the target goal under such Executive Bonus Plan is exceeded, then such Annual Bonus shall be increased to a level commensurate with the amount of bonuses payable to those senior officers of the Corporation who are situated similarly to A. J. Butler. The Annual Bonus shall be paid within sixty (60) days after the end of the applicable fiscal year. In addition to and not in limitation of the foregoing, the Corporation covenants and agrees that
(a) A. J. Butler shall have the right to participate in any other incentive compensation plan(s) of the Corporation that may exist from time to time, (b) regardless of the amount(s), if any, actually set aside by the Corporation under any incentive compensation plan (including the Executive Bonus Plan), A. J. Butler shall nevertheless receive all (and not less than all) of the amount of Annual Bonus payable to him under the foregoing formula, (c) the Corporation will adopt reasonable targets for, and adequately fund, the Executive Bonus Plan and (d) if the Corporation does not adopt the Executive Bonus Plan for any subsequent year, then the Corporation's Board of Directors and A. J. Butler shall, in good faith, agree upon a comparable bonus arrangement (using the most recent year for which the Executive Bonus Plan was in effect as a standard) for
A. J. Butler with reasonable targets and funding to provide A. J. Butler with benefits comparable to those described above.

              2.2.2 Commencing with the three (3)-year period ending September 30, 2000, and for each three (3)-year period thereafter during the Term, the Corporation will pay (if earned) a performance payment relating to each such three-(3)-year period (the "Long-Term Performance Payment") to A. J. Butler in an amount determined in accordance with the formula set forth in Schedule 2.2.2 attached hereto.

         2.3 Promptly upon submission of an itemized list of expenses reasonably incurred by A. J. Butler for all business-related expenses, including, but not limited to, telephone, equipment or supply usage, entertainment, travel, business and professional associations, miscellaneous items, and other reasonable charges (including charges for office space and support services at locations other than the Corporation's headquarters), the Corporation shall reimburse A. J. Butler for all such expenses.

         2.4 The parties recognize that the Corporation's retail stores, warehouses, headquarters and other potential business opportunities are spread over a large geographical area and are in a number of metropolitan areas. In order to facilitate A. J. Butler's performance of his duties, A. J. Butler will be provided with the use of a vehicle owned or leased by the Corporation or a comparable vehicle allowance and will be reimbursed for all reasonable and customary charges A. J. Butler incurs in connection with the operation of such vehicle (such as for fuel, insurance and maintenance) and, in addition, the Corporation will provide other convenient, time-efficient and cost-effective transportation for A. J. Butler's business travel requirements commensurate with transportation made available to other chief executive officers, such as the lease of an aircraft; provided, however, the Corporation shall not, without the prior written consent of the Board of Directors, purchase an aircraft.

3. Insurance. During the Term, the Corporation shall pay such amounts to A. J. Butler as may be required to permit A. J. Butler, or a trust established by him, to acquire and maintain a whole life insurance policy or policies in the face amount of $1,5000,000, or, at A. J. Butler's election, a term policy requiring an equivalent premium, on A. J. Butler's life, issued by a nationally-recognized insurance carrier(s) having the highest or second highest available Best rating; such payment shall be paid in such amounts so that A. J. Butler incurs no net after tax cost in connection therewith.

4.       Additional Compensation; Benefits.

         4.1 The Corporation has adopted for its employees an incentive and non-qualified stock option plan (the "Stock Option Plan"). Simultaneously with the execution of this Employment Agreement, A. J. Butler shall be granted rights and options ("Options") pursuant to the Stock Option Plan to purchase up to Two Hundred Thousand (200,000) shares of the Corporation's common stock (par value $0.01 per share) ("Option Shares") at a purchase price of Six and 84,375/100,000 Dollars ($6.84375) per share, pursuant to that certain Initial Stock Option Agreement attached hereto as Exhibit A. The Options shall vest and become first exercisable as to thirty-three and thirty-four one hundredths percent (33.34%) on the date hereof and an additional thirty-three and thirty-three one hundredths percent (33.33%) on each of the first two (2) anniversaries of the date hereof; provided, however, that such Options shall become fully vested on the earlier of any termination of A. J. Butler's employment "Without Cause", upon his death or Permanent Disability, or upon a "change in control" (as defined in Section 1.6 above) and provided further, that any Options that, as of the effective date of a termination "With Cause" (other than by reason of death or Permanent Disability), have not become exercisable pursuant to this Section shall expire. The Options may be exercised at any time or from time to time during the period following the date the Options are vested; provided, however, that the Options will only be exercisable for one (1) year following A. J. Butler's death or determination of Permanent Disability and for six (6) months following either A. J. Butler's written voluntary resignation (other than pursuant to Section 1.4 above) or the Corporation's termination of A. J. Butler "With Cause" other than by reason of death or a Permanent Disability (or, if such termination is contested in a lawsuit filed within such six (6)-month period, then six (6) months following the entry of a final non-appealable judgment by a court of competent jurisdiction upholding the Corporation's termination "With Cause"); and provided further, however, that, following a termination of A. J. Butler "Without Cause", the Options will only be exercisable until the later of (i) fifty-four (54) months from the date hereof or (ii) six (6) months from the date of such termination (or, if such termination is contested in a lawsuit filed within such six (6)-month period, then six (6) months following the entry of a final non-appealable judgment by a court of competent jurisdiction finding that A. J. Butler's termination was "Without Cause"). The Options are in addition to any other rights and options which, at the Corporation's sole election and in its sole discretion, may be granted to A. J. Butler under any qualified, non-qualified, incentive, bonus and other stock option plans which may be adopted by the Corporation.

              4.1.1 The Corporation covenants and agrees that, unless A. J. Butler elects otherwise, the Options shall, to the fullest extent possible under applicable Federal income tax laws and under the Stock Option Plan, be treated and reported as incentive stock options as defined under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and any remaining options shall be treated as nonqualified stock options. The Corporation covenants and agrees that, upon written request by A. J. Butler, the Corporation shall loan to A. J. Butler an amount or amounts equal to the exercise price payable for the Option Shares being acquired by A. J. Butler. The principal amount of such loan or loans shall become due on the earliest of (a) the fifth
(5th) anniversary of the date of such loan, (b) within five (5) business days after settlement on A. J. Butler's sale, if any, of the Option Shares acquired in connection therewith and only to the extent of the proceeds therefrom and any remaining balance on such loan(s) (whether principal or interest) after payment of the net proceeds from such sale shall be forgiven and A. J. Butler's liability therefor discharged (provided, however, that, if Option Shares are sold or otherwise disposed of by A. J. Butler in order to satisfy any tax liability associated with the exercise of the Options, such loan(s) shall not, at A. J. Butler's election, become due under this Section 4.1.1(b)), (c) within thirty (30) days following the effective date of A. J. Butler's written voluntary resignation (other than a termination pursuant to Section 1.4 above) or termination (other than by death or Permanent Disability) by the Corporation "With Cause" (or, if later, ten (10) days following the entry of a final non-appealable judgment by a court of competent jurisdiction upholding the Corporation's termination "With Cause") or (d) upon A. J. Butler's actual receipt of the payment described in Section 5.2(a) below (in which case the Corporation may withhold from such payment the unpaid balance of the loan(s), but only in accordance with Section 5.4 below). In addition, interest shall be payable semi-annually on the outstanding principal balance of any loan provided for in this Section 4.1.1 at the mid-term applicable Federal rate (as defined under Section 1274(d) of the Code) in effect on the date of such loan or loans.


              4.1.2 With respect to the Options (and the shares of the Corporation's capital stock to be received upon exercise of the Options), A. J. Butler shall have such rights, benefits and protections, pro rata and in pari passu and on the same terms and conditions, as are equal to the best rights, benefits and protections as have been provided or may in the future be provided to any executive of the Corporation or its subsidiaries regarding their respective options, warrants, stock rights and/or shares of capital stock in the Corporation (collectively or individually, "Equity"), concerning vesting, duration of rights and options (including duration following a termination or resignation), loans by the Corporation in connection with the acquisition of Equity, terms of payment for the acquisition of Equity, registration rights and anti-dilution protection granted with respect to the Equity.

              4.1.3 In the event of any conflict, inconsistency or ambiguity between the terms and provisions of this Employment Agreement and the terms and provisions of the Stock Option Plan and/or the Initial Stock Option Agreement, the terms and provisions of this Employment Agreement shall govern and control for all purposes and in all respects in order to provide A. J. Butler with the maximum benefit of all of the foregoing.

         4.2 The Corporation shall, at its sole cost and expense, pay for all (and not less than all) of the medical, hospitalization and dental costs and expenses of A. J. Butler and his spouse and children (which may, at the Corporation's sole election, include insurance, supplemental coverage and/or direct payment/reimbursement), and the Corporation shall reimburse A. J. Butler for any net after tax cost incurred by him in connection with any of the foregoing. In addition, the Corporation shall maintain a disability insurance policy (the "Disability Income Policy") which shall pay to A. J. Butler sixty percent (60%) of his Base Salary during any period of disability up to age 75, which insurance shall be in lieu of any disability insurance otherwise provided by the Corporation.

         4.3 A. J. Butler shall participate in all retirement and other benefit plans of the Corporation available from time to time to employees and/or senior executives of the Corporation.

         4.4 To the fullest extent possible under applicable law, the Corporation will waive any and all vesting periods, minimum service periods and waiting periods, if any, that may otherwise apply to A. J. Butler under any insurance, benefit or pension plan established for the benefit of the Corporation's employees.

         4.5 A. J. Butler shall be entitled to such periods of vacation and sick leave allowance each year as provided under the Corporation's vacation and sick leave policy for senior executive officers.

5.       Termination.

         5.1 A. J. Butler's employment under this Agreement may be terminated by the Corporation: (a) immediately "With Cause" (as defined below) at any time by action of the Corporation's Board of Directors; or (b) immediately "Without Cause".

              5.1.1 For purposes hereof, "With Cause" shall mean: (a) the conviction (after exhaustion of any and all appeals) of A. J. Butler for a felony involving the Corporation; (b) the voluntary written resignation of A. J. Butler as a director, officer or employee of the Corporation (excluding a termination pursuant to Section 1.4 above); (c) the death of A. J. Butler; (d) the "Permanent Disability" of A. J. Butler.

              5.1.2 For purposes hereof, "Permanent Disability" shall mean A. J. Butler's inability for more than one hundred eighty (180) consecutive days to perform substantially all of his services under Section 1.2 above, as determined by a procedure initiated by the Corporation's Board of Directors in writing
(with sufficient detail as to the Corporation's basis for asserting that A. J. Butler has a Permanent Disability) after expiration of such one hundred eighty
(180)-day period, whereby, if A. J. Butler contests such assertion, the Corporation and A. J. Butler shall each select a medical doctor who renders a written determination and, if such doctors disagree as to their respective determinations, they shall jointly select a third medical doctor whose determination shall be binding.

         5.2 If A. J. Butler's employment is terminated "Without Cause" (which term "Without Cause" shall mean any termination by the Corporation of A. J. Butler other than "With Cause," including any termination pursuant to Section
1.4 above), A. J. Butler shall be entitled to receive (a) a lump sum cash payment within one hundred twenty (120) days of termination equal to (i) the present value (assuming a five percent (5%) discount rate) of the total sum of what would have been his Base Salary payments under Section 2.1 for the remaining three (3) years of the Term, plus (ii) the maximum Annual Bonus payable for the remaining three (3) years of the Term, (b) the Long-Term Performance Payment otherwise payable in accordance with Section 2.2.2 above and
(c) any and all other compensation, benefits, stock options (granted under this Employment Agreement or any other plan or arrangement of the Corporation) and health and disability benefits accruing under this Employment Agreement for the remaining three (3) years of the Term; however, in lieu of the exercise of any such options, A. J. Butler shall be entitled to receive, at his sole election, the value of such stock options in an amount equal to that determined under the "Black Shoal's Formula", with payment of the same to be made within one hundred twenty (120) days of termination.

              5.2.1 If there occurs a "change in control" (as defined in Section
1.6 above), and A. J. Butler elects to treat such change in control as a termination by the Corporation "Without Cause" pursuant to Section 1.4 above, then the Long Term Performance Payment payable pursuant to Subsection 5.2(b) above shall be calculated as of the date of any such sale, other disposition or transaction and paid as soon as practicable but no later than ninety (90) days thereafter.

         5.3 If A. J. Butler's employment is terminated "With Cause" (other than by reason of death or Permanent Disability), the Corporation shall not have any other or further obligations to A. J. Butler under this Agreement (except as provided in Section 4.1 above and except as to that portion of any unpaid salary and other compensation and benefits accrued and earned under this Employment Agreement as of the date of such termination). If A. J. Butler's employment is terminated by reason of death or Permanent Disability, the provisions of this
Employment Agreement relating to Base Salary, Annual Bonus, Long-Term Performance Payment and any and all other compensation, benefits, stock options (granted under this Employment Agreement or any other plan or arrangement of the Corporation) and health and disability benefits accruing under this Employment Agreement shall continue for the remaining three (3) years of the Term; provided, however, in the case of a termination by reason of a Permanent Disability, the Base Salary payable during such remaining three (3) years shall be reduced by any payments received by A. J. Butler under the Disability Income Policy.

         5.4 A. J. Butler's rights under Sections 5.2 and 5.3 are absolute and shall survive any termination of this Employment Agreement, and A. J. Butler shall have no duty to seek substitute employment or otherwise to mitigate any loss, and all amounts and benefits payable under such Sections shall be paid to
A. J. Butler without offset or reduction (regardless of any claims that the Corporation may possess) and even if A. J. Butler obtains substitute employment. The Corporation shall not garnish, offset or otherwise withhold for the benefit of any third party (other than withholding imposed by any governmental authority) any amounts payable to A. J. Butler under this Agreement unless compelled to do so by judicial order; provided, however, that the Corporation may withhold from any payment under Section 5.2(a) above an amount equal to the then outstanding balance (plus accrued interest thereon) under any loan(s) made to A. J. Butler pursuant to Section 4.1.1, above, but only if the Corporation has actually paid to A. J. Butler any remaining balance of such Section 5.2(a) payment.

6. Tax Adjustment  Payments.  If all or any portion of the amounts payable to A.
J. Butler under this Employment Agreement (together with all other compensation or payments of cash or property, whether pursuant to this Employment Agreement or otherwise, including, without limitation, the issuance of Options or Option Shares or the granting, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place A. J. Butler in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to A. J. Butler under this Employment Agreement or any other payment that A. J. Butler may receive in connection with his employment with the Corporation.. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made jointly by an accounting firm employed by A. J. Butler and by an accounting firm employed by the Corporation within thirty (30) calendar days after such payment; provided, however, if the respective accounting firms employed by A. J. Butler and the Corporation cannot agree upon the applicable amount with such thirty
(30)-day calendar period, then both firms shall, within ten (10) days thereafter, mutually select a nationally recognized accounting firm which shall make the aforesaid determination within thirty (30) calendar days after its selection, and such determination shall be binding and conclusive on the parties. Upon such determination by the accountants or accountant, as the case may be, the aforesaid incremental payment shall be made within thirty (30) business days thereafter. The Corporation shall bear all costs and expenses of the aforesaid accounting firms, and to the extent that any of such costs and expenses are includable in the taxable income of A. J. Butler, then such costs and expenses shall be part of the after-tax computation described above. If, after the date upon which the payment required by this Section 6 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service, state or local audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by A. J. Butler is greater than the amount initially so determined, then the Corporation shall pay A. J. Butler an amount equal to the sum of: (i) such additional excise or other taxes, plus (ii) any interest, fines and penalties resulting from such underpayment, plus (iii) professional fees incurred with respect to determining and/or defending the same, plus (iv) an amount necessary to reimburse A. J. Butler for any income, excise or other tax assessment or professional fees payable by A. J. Butler with respect to the amounts specified in (i), (ii) and
(iii) above, and the reimbursement provided by this clause (iv), in the manner described above in this Section 6 with respect to the after-tax position of Estrin. Payment thereof shall be made within ten (10) business days after the date upon which such subsequent determination is made.

7.       Miscellaneous.

         7.1 The provisions of this Employment Agreement are severable and if any one or more provisions may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

         7.2  During  the  Term,  the  Corporation   shall  maintain   customary
directors' and officers' liability insurance if such insurance is available to the Corporation at reasonable costs.

         7.3 This Agreement, together with the Stock Option Plan and the Initial Stock Option Agreement, embody the entire agreement of the parties with respect to A. J. Butler's employment and supersedes any other prior oral or written agreements, arrangements or understandings between A. J. Butler and the Corporation. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.

         7.4 All notices and other communications required or permitted under this Employment Agreement shall be in writing, and shall be deemed properly given if delivered personally, mailed by registered or certified mail in the United States mail, postage prepaid, return receipt requested, sent by facsimile, or sent by overnight Express delivery service, as follows:
         If to the Corporation or the Board:

                  Phar-Mor, Inc.
                  20 Federal Plaza West
                  Youngstown, Ohio 44501
                  Attn: Chief Financial officer

         With a duplicate notice to the same address, attention General Counsel.
                  If to A. J. Butler:

                  Abbey J. Butler
                  7200 Wisconsin Ave., Suite 600
                  Bethesda, MD  20814

                  With a copy to:

                  Tucker, Flyer & Lewis
                      a professional corporation
                  1615 L Street, N.W.
                  Suite 400
                  Washington, D.C. 20036
                  Attn:  Paul T. Kaplun, Esquire

Notice given by hand or overnight express delivery service shall be effective upon actual receipt. Notice given by registered or certified mail shall be effective three (3) business days after the date of mailing. Notice given by facsimile transmission shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile transmission shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

         7.5 The parties acknowledge and agree that they are each familiar with and desire their relationship to be governed by the laws of the State of Delaware. Accordingly, this Employment Agreement shall be construed under and governed by the laws of the State of Delaware, without reference to its choice of law provisions or principles, and the parties hereto irrevocably consent (and waive any objection) to the jurisdiction and venue of the State of Delaware courts and/or the United States District Court for the District of Delaware for any action arising under this Employment Agreement.

         7.6 The Employment Agreement is personal in nature and shall not be assignable in whole or in part by either party without the consent of the other.

         7.7 This Employment Agreement shall inure to the benefit and bind the successors and (subject to Section 7.6 above) assigns of the parties. In particular, the provisions of Section 3 applicable to A. J. Butler, or any trust established by A. J. Butler, shall inure to the benefit and bind any assignee (including donee and legatee) of the policy or policies from A. J. Butler.

         7.8 Captions to the paragraphs and subparagraphs of this Employment Agreement are solely for the convenience of the parties, are not a part of this Employment Agreement, and shall not be used for the interpretation of any of the provisions of this Employment Agreement.

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Employment Agreement as of the date first above written.

                                                     PHAR-MOR, INC.



                                       By:________________________________
                                       Name: Sankar Krishnan
                                       Title: Sr. V.P. CFO


                                       Attest:____________________________
                                       Name: John R Ficarro
                                       Title:   Secretary



         ---------------------         ----------------------------
         Witness                       Abbey J. Butler

                                 SCHEDULE 2.2.2
                                 --------------

 Commencing with the three (3)-year period ending September 30, 2000, and for each three (3)-year period thereafter during the Term, the Corporation will pay to A. J. Butler an amount relating to each such three (3)-year period in accordance with the following formula (the "Long-Term Performance Payment"):
                  The Long-Term Performance Payment (if any) shall be (x) one and fifty one hundredths percent (1.5%) of any excess of (i) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the subject period (less the sum of (a) the proceeds from the exercise during such period of any options or warrants plus
                  (b) any cash or property consideration actually received by the Corporation during such period from the issuance of any shares of its common stock) over (ii) the aggregate market value of the Corporation's publicly-traded common stock based on the average closing price for the thirty (30)-day period ending on the last day of the immediately prior subject period (provided, that, for the three (3)-year period ending on September 30, 2000 such average closing price shall be deemed to be $6.84375 per share for the thirty (30)-day period ending on September 30, 1997), less (y) one-half of the Annual Bonus paid or payable to A. J. Butler, if any, for each of the three years comprising such period (but not in any event less than zero).
         The Long-Term Performance Payment shall be paid to A. J. Butler as expeditiously as possible after the close of each such third year, but in any event not later than ninety (90) days following the close of each such third year.